SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     July 24, 2003

MANDALAY RESORT GROUP
(Exact Name of Registrant as specified in its charter)

Nevada	1-8570	88-0121916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (702) 632-6700

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION INCLUDED IN THIS REPORT

Item 5.                    Other Events and Required FD Disclosure.

On July 22, 2003, the Governor of Nevada signed into law a new tax bill that provides for increases in the taxes applicable to our Nevada operations and those of our Nevada joint ventures.  On June 20, 2003, the Governor of Illinois signed into law a new tax bill which provides for an increase in tax rates on Illinois gaming revenues and increased boarding fees.  Based on current revenue levels, we estimate that the new Illinois tax law will reduce the contribution from our 50%-owned Grand Victoria by approximately $25-$30 million annually.  Based on our initial evaluation of the new Nevada tax law, we believe that its impact on our operations will be less than $10 million annually.

On July 15, 2003, we redeemed our $275 million principal amount of 9-1/4% senior subordinated notes due 2005 at a redemption price of 104.625% plus interest accrued to the redemption date and repaid our $150 million principle amount of 6-3/4% senior subordinated notes due July 15, 2003, utilizing borrowings under our revolving credit facility.

On June 30, 2003, we entered into a $145 million capital lease facility covering certain equipment at Mandalay Bay and, subject to certain conditions, we may increase the amount of this facility by up to an additional $105 million on or before December 31, 2003.  On June 30, 2003, we also exercised our options under two operating leases relating to equipment located at several of our Nevada properties and purchased the equipment for a total purchase price of $198.3 million, representing the equipment’s estimated fair value based on independent appraisals.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MANDALAY RESORT GROUP

Dated: July 24, 2003	By:	/s/ GLENN SCHAEFFER
Glenn Schaeffer
President and Chief Financial Officer